Airspan Networks and ArelNet Announce Proposed Acquisition
                          of ArelNet for $8.7 million

BOCA RATON, Fla.; YAVNE, Israel -December 29, 2004 - Airspan Networks Inc. (Nasdaq: AIRN) and ArelNet Ltd. (TASE: ARNT) today announced that they have signed a letter of intent for the purchase by Airspan of all of the outstanding securities of ArelNet for an aggregate purchase price of $8,700,000, with $4,000,000 to be paid in cash and $4,700,000 in shares of Airspan.

Completion of the transaction announced today is subject to Airspan's completion of due diligence, the execution of definitive documentation, approval of ArelNet's shareholders and the District Court of Tel Aviv, and customary third party and regulatory approvals.

Airspan Networks is a leading provider of broadband wireless access solutions for both licensed and unlicensed operators worldwide. Airspan's current generation of products includes systems that can support voice over Internet protocol (VoIP) services. The company has a broad portfolio of wireless access products, and is developing new products that are compliant with the new IEEE 802.16-2004 standard (WiMAX), and upgradeable to the 802.16e version of the standard. Airspan is a founding member of the WiMAX Forum. Airspan has deployed networks with capacity exceeding 1.5 million lines worldwide.

ArelNet Ltd. is a pioneer in VoIP network infrastructure equipment and solutions, including soft switches and gateways supporting all major VoIP standards. ArelNet has extensive experience worldwide, having installed networks with capacities exceeding two billion minutes per year.

Upon completion of the transaction, Airspan's leadership position in wireless VoIP and WiMAX will be reinforced by enabling the development of carrier-grade voice telephony solutions using ArelNet's switching and gateway technologies in the new WiMAX broadband data system. For operators, voice will be an important WiMAX system service, and Airspan soon expects to be able to offer them an end-to-end solution to ensure that the quality of service provided by their networks is at a level consistent with that provided by traditional telco voice services.

                                     -more-
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ArelNet Acquisition - page 2 of 3

Eric Stonestrom, Airspan's President and CEO, commented on the transaction: "We believe that voice services are a significant part of the overall WiMAX business case for operators, and our focus in this acquisition is to be able to offer the strongest Voice-Enabled product portfolio in the industry. ArelNet's current product offerings, development roadmap, and track record in innovation are expected to strengthen our market position in this important area when we introduce our WiMAX products in the second half of 2005. We expect the investment to be accretive in 2005, but significant contribution to our revenues will occur only when we introduce our new WiMAX products."

Heli (Rachel) Ben Nun, ArelNet's CEO, commented on the transaction: "We are very pleased to be combining ArelNet with Airspan. We believe we have achieved a great deal for our shareholders and are confident that the combined ArelNet-Airspan technologies will strengthen Airspan's product offerings."

Shares of Airspan Networks are traded on Nasdaq (AIRN). More information on Airspan can be found at http://www.airspan.com. ArelNet Ltd. is a publicly traded company (TASE: ARNT) whose major shareholders include Yitzhak Gross, Rachel Ben Nun, Arel Communications and Software Ltd. (Nasdaq: ARLC), Nortel Networks Corp. (NYSE: NT) and Keppel T&T (SING: KEPPEL T&T). More information on ArelNet can be found at http://www.arelnet.com

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding Airspan's strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "targets", "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Airspan may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and readers should not place undue reliance on the forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements made in this press release. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect Airspan's business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of Airspan's existing or prospective customers to purchase products as projected; (iv) Airspan's inability to successfully implement cost reduction or containment programs; (v) a loss of any of Airspan's key customers; (vi) Airspan's ability to retain Axtel, Mexico, as
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ArelNet Acquisition - page 3 of 3

its largest customer; and (vii) specific to this press release, (a) Airspan's ability to close the acquisition, (b) to successfully integrate the operations of ArelNet into its business, (c) the future success of the WiMAX standard, and
(d) the willingness of operators to buy and deploy networks comprising Airspan and ArelNet products. Airspan is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. Airspan does not assume any obligation to update any forward-looking statements.

For Investment and Media inquiries, contact:
Airspan Networks:
Peter Aronstam
Chief Financial Officer
Tel: +1 561 893-8682
Fax: +1 561 893-8671
Email: paronstam@airspan.com